Exhibit 99.1

Dynamex — Second Quarter Fiscal Year 2007
March 7, 2007

5429 LBJ Freeway
Suite 1000
Dallas, TX 75240
214-560-9000
Fax: (214) 560-9349

For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES SECOND QUARTER
FISCAL YEAR 2007 RESULTS
Second Quarter Highlights:
•	Sales increase 17.0% to $101 million, organic growth rate increases to 17.3%.

•	Three new franchise agreements signed this quarter, increasing total to 22 locations throughout Canada and the United States.

•	Company affirms earnings per share outlook for FY 2007.

•	Company authorizes additional $8 million for stock repurchase program.
March 7, 2007 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.7 million or $0.35 fully diluted net income per share for the FY 2007 second quarter compared to $2.7 million or $0.24 per fully diluted share in the prior year. The current year quarter includes a one-time benefit from the resolution of prior year cross-border transfer pricing issues.
Agreement was reached with Canadian taxing authorities on the valuation of inter-company services performed by the U.S. on behalf of Canada. As a result, Canadian taxable income was reduced approximately $4 million for fiscal years 2001 through 2005 with a corresponding increase in U.S. taxable income. The net effect of this transaction, which includes interest income from the overpayment of prior year Canadian taxes of approximately $425,000 plus a realized foreign currency transaction gain of approximately $937,000, was an increase in net income of approximately $972,000 ($0.09 per fully diluted share). Excluding the impact of this transaction, diluted earnings per common share this quarter would have been $0.26.
Sales increased 17.0% to $101 million this quarter compared to the prior year. The exchange rate between the Canadian dollar and the U.S. dollar was slightly higher this quarter than the same quarter last year which had the effect of increasing sales by approximately 0.2%. The Company estimates that lower fuel surcharges reduced sales this quarter by approximately 0.5% compared to the prior year resulting in an organic growth rate, the rate excluding the impact of foreign exchange and fuel surcharge, of approximately 17.3%.
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Dynamex — Second Quarter Fiscal Year 2007
March 7, 2007

Operating income was $4.2 million, slightly below the prior year quarter. Over the last two quarters, we substantially increased sales with attractively priced new contracts; however, the customers’ short time window for implementation caused a number of large and complex startups to be initiated almost simultaneously. And due to the short time frame for implementation, we primarily used existing employees to operate and manage this new business which stretched our operational and management capacity. As a result, the period normally required to stabilize and fully optimize the new operations has taken longer and the costs have been higher than we originally forecast resulting in an increase in the cost of sales from 72.5% in last year’s quarter to 74.1% this year. Based on recent trends and added management capacity, these contracts are expected to generate profit margins more in line with our original economic models over the remaining quarters of this fiscal year.
Selling, general and administrative (“SG&A”) expenses increased 12.0% to $21.4 million compared to the same quarter last year. As a percentage of sales, SG&A expenses were 21.2% in current year quarter compared to 22.1% in the prior year.
Other income increased from $57,000 last year to $1,640,000 this quarter. This increase is principally attributable to the resolution of cross-border transfer pricing issues for fiscal years 2001 through 2005. The Company realized interest income of approximately $425,000 from the overpayment of prior year Canadian taxes without a corresponding increase in interest expense from the U.S. as the Company had available net operating losses to offset the additional income, and $937,000 in foreign currency transaction gains realized from the cash settlement of those inter-company charges. The inter-company charges were denominated in Canadian dollars, the value of which increased in U.S. dollars from those prior year levels. Other income, including investment income, increased approximately $210,000 in the current year quarter compared to the prior year.
Income tax expense was $2.0 million, 34.8% of income before taxes in the current year quarter compared to $1.5 million, 35.7% of income before taxes in the prior year. Excluding the impact of the one-time benefit from the resolution of prior year cross-border transfer pricing issues, income tax expense would have been approximately $1.6 million, 36.8% of income before taxes. The current year tax rate includes the impact of the new Texas margin tax and a slightly higher effective income tax rate in Canada.
Second Quarter Highlights
“We are very pleased with top line growth, with sales increasing 17.0% versus the year ago quarter,” said Dynamex Chairman and CEO, Rick McClelland. “Bottom line performance was also solid even though we again incurred higher costs this quarter associated with new business startups and delivery model changes with some existing customers.
“New business activity has been very strong this fiscal year as we were presented with a large number of attractive, large and important opportunities,” added McClelland. “The level of new business activity is unprecedented and the related implementations in the U.S. and Canada involved some 20 markets and more than 500 separate routes. I’m very pleased that our operations teams were able to capitalize on these opportunities, which required the related investment in travel and manpower associated with the final negotiations, operational analysis,
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Dynamex — Second Quarter Fiscal Year 2007
March 7, 2007

recruiting the required delivery capacity and preparing to launch in each market. We are seeing an increasing opportunity to leverage our expertise as more and more clients are transitioning out of their private fleets, including both drivers and equipment.
“Our sales growth this quarter was clearly the result of this increased new business activity and we expect this top line momentum to continue as all of the start-ups involved route networks that we anticipate to be long term,” McClelland continued. “Conversely, the higher costs we incurred during the quarter associated with these start-ups are short-term or temporary and we now have transitioned to a normalized environment with most of these networks. We believe the level of start-up activity this fiscal year validates our assessment of the scale of our growth potential.
“Overall, we are pleased with our financial and operating performance this quarter and our results through the second quarter of this fiscal year are consistent with our expectations for the business for fiscal year 2007,” McClelland concluded. “The trends in our business remain strong, our technology licensing franchise program continues to grow, and we remain very committed to generating solid returns for our shareholders.”
Long-Term Debt
Total long-term debt was zero at January 31, 2007 compared to $3.8 million at October 31, 2006 and $0.9 million at July 31, 2006. Proceeds from the settlement of the prior year cross-border transfer pricing issues were the principal source of funds used to repay the balance of long-term debt this quarter.
EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $6.4 million, 36% higher than the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 8 of this release). Excluding the one-time benefit from resolution of prior year cross-border transfer pricing issues, EBITDA, as a percentage of sales, was 5.0%, compared to 5.5% in the prior year.
Cash Flow from Operations
Net cash provided by operating activities was $6.2 million compared to $5.3 million in the prior year. The year-over-year improvement is attributable to higher net income, the value of lessor financed leasehold improvements and the increase in deferred income taxes in the current year that was partially offset by an increase in working capital, principally accounts receivable. The $7.9 million increase in accounts receivable is attributable to the 17.0% increase in sales (approximately $6.2 million) with the remaining increase generally due to temporary delays in billing some of the new contracts.
Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $596,000 in this quarter from $448,000 in the second quarter last year due principally to the capital additions and the amortization of lessor financed leasehold improvements. As a percent of sales, D&A was 0.6%, slightly higher than the prior year period.
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March 7, 2007

Interest Expense
Interest expense for the three months ended January 31, 2007 was $116,000, $26,000 above the prior year period. The increase over the prior year is primarily attributable to a higher average outstanding debt and a higher average interest rate.
Outlook
The following outlook for FY 2007 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects year-over-year sales growth to be at or above the upper end of the stated target range for FY 2007 of 10% to 15%.
The Company expects the gross profit percentage to strengthen in both the third and fourth quarters of FY 2007 compared to the current quarter as expected efficiencies related to new business startups are realized.
Income taxes are expected to range between 38% and 39% of income before taxes for the third and fourth quarters of FY 2007.
The Company now expects FY 2007 net income to range from $1.34 to $1.44 per fully diluted share, including the one-time benefit of $0.09 per share from resolution of prior year cross-border transfer pricing issues this quarter.
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March 7, 2007

Investor Call
The Company will host an investor conference call on Thursday, March 8, 2007 at 10:00 a.m. Central Time. All interested parties may access the call Toll-Free at 1-877-407-4018. A participant will need the following information to access the conference call: Company name – “Dynamex”. A telephone replay of the conference call will be available through March 15, 2007 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 232638.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
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Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Second Quarter Fiscal Year 2007
March 7, 2007

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	January 31,	July 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$4,940	$6,058
Accounts receivable (net of allowance for doubtful accounts of $806 and $676, respectively)	44,132	36,425
Income taxes receivable	417	1,577
Prepaid and other current assets	3,056	2,689
Deferred income taxes	2,807	2,322

Total current assets	55,352	49,071

Property and equipment — net	7,343	5,967
Goodwill	46,502	46,934
Intangibles — net	354	390
Deferred income taxes	3,673	5,580
Other assets	3,750	2,357

Total assets	$116,974	$110,299

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$9,308	$11,168
Accrued liabilities	21,053	19,014

Total current liabilities	30,361	30,182

Long-term debt	3	905
Other long-term liabilities	2,331	—

Total liabilities	32,695	31,087

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock;$0.01 par value, 50,000 shares authorized; 10,604 and 10,638 outstanding, respectively	106	106
Additional paid-in capital	58,167	58,514
Retained earnings	23,530	16,160
Unrealized foreign currency translation adjustment	2,476	4,432

Total stockholders’ equity	84,279	79,212

Total liabilities and stockholders’ equity	$116,974	$110,299

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March 7, 2007

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006
Sales	$100,988	$86,346	$201,603	$176,915

Cost of sales:
Purchased transportation	66,115	56,034	131,946	115,252
Other direct costs	8,698	6,550	16,554	13,508

	74,813	62,584	148,500	128,760

Gross profit	26,175	23,762	53,103	48,155

Selling, general and administrative Expenses:
Salaries and employee benefits	14,583	13,470	28,665	26,874
Other	6,810	5,631	13,257	11,249

	21,393	19,101	41,922	38,123

Depreciation and amortization	596	448	1,188	941
(Gain) loss on disposal of property and equipment	(2)	—	6	1

Operating income	4,188	4,213	9,987	9,090

Interest expense	116	90	228	175
Other income, net	(1,640)	(57)	(1,732)	(164)

Income before taxes	5,712	4,180	11,491	9,079

Income tax expense	1,990	1,494	4,121	3,212

Net income	$3,722	$2,686	$7,370	$5,867

Basic earnings per common share:	$0.35	$0.24	$0.70	$0.52

Diluted earnings per common share:	$0.35	$0.24	$0.68	$0.51

Weighted average shares:
Common shares outstanding	10,602	11,108	10,601	11,326
Adjusted common shares — assuming exercise of stock options	10,783	11,347	10,767	11,552
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	65.5%	64.9%	65.4%	65.1%
Other direct costs	8.6%	7.6%	8.2%	7.6%

	74.1%	72.5%	73.6%	72.7%

Gross profit	25.9%	27.5%	26.4%	27.3%

Selling, general and administrative expenses:
Salaries and employee benefits	14.5%	15.6%	14.2%	15.2%
Other	6.7%	6.5%	6.6%	6.4%

	21.2%	22.1%	20.8%	21.6%

Depreciation and amortization	0.6%	0.5%	0.6%	0.5%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	4.1%	4.9%	5.0%	5.2%

EBITDA Margin	6.4%	5.5%	6.4%	5.8%
EBITDA	$6,424	$4,718	$12,907	$10,195

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,722	$2,686	$7,370	$5,867
Income tax expense	1,990	1,494	4,121	3,212
Interest expense	116	90	228	175
Depreciation and amortization	596	448	1,188	941

EBITDA	$6,424	$4,718	$12,907	$10,195

Sales by Service Type
On Demand	$32,810	32.5%	$32,022	37.1%	$69,335	34.4%	$66,609	37.7%
Scheduled/Distribution	36,203	35.8%	26,456	30.6%	67,860	33.7%	54,703	30.9%
Outsourcing	31,975	31.7%	27,868	32.3%	64,408	31.9%	55,603	31.4%

Total Sales	$100,988	100.0%	$86,346	100.0%	$201,603	100.0%	$176,915	100.0%

Sales by Country
United States	$63,709	63.1%	$55,274	64.0%	$127,671	63.3%	$114,628	64.8%
Canada	37,279	36.9%	31,072	36.0%	73,932	36.7%	62,287	35.2%

Total Sales	$100,988	100.0%	$86,346	100.0%	$201,603	100.0%	$176,915	100.0%

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March 7, 2007

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Six months ended
	January 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$7,370	$5,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,188	941
Amortization of deferred bank financing fees	14	12
Provision for losses on accounts receivable	322	393
Stock option compensation	526	447
Deferred income taxes	1,402	289
Lessor financed leasehold improvements	1,989	—
Non-cash rent expense	532	—
Loss on disposal of property and equipment	6	1
Changes in current operating assets and liabilities:
Accounts receivable	(7,974)	(3,208)
Prepaids and other assets	790	1,569
Accounts payable and accrued liabilities	(12)	(1,048)

Net cash provided by operating activities	6,153	5,263

INVESTING ACTIVITIES
Purchase of property and equipment	(2,732)	(350)
Purchase of investments	(230)	(100)

Net cash used in investing activities	(2,962)	(450)

FINANCING ACTIVITIES
Principal payments on long-term debt	(2)	(1)
Net payments under line of credit	(900)	—
Net proceeds from sale of common stock	159	607
Tax benefit realized from exercise of stock options	83	405
Purchase and retirement of treasury stock	(1,094)	(9,997)
Other assets and deferred offering costs	(1,132)	(192)

Net cash used in financing activities	(2,886)	(9,178)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	(1,423)	632

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,118)	(3,733)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	6,058	11,678

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,940	$7,945

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$206	$199

Cash paid for taxes	$2,100	$3,099

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